OFFER TO PURCHASE FOR CASH
                                       BY
                              FASHIONMALL.COM, INC.
                   UP TO 1,216,600 SHARES OF ITS COMMON STOCK
                     AT A PURCHASE PRICE OF $2.50 PER SHARE

--------------------------------------------------------------------------------
                 THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW
            SHARES YOU TENDER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
              TIME, ON JULY 30, 2001, UNLESS THE OFFER IS EXTENDED.
                   WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.
--------------------------------------------------------------------------------

Fashionmall invites you to tender your shares of Common Stock for purchase by Fashionmall on the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal and other accompanying documents. We are offering:

o to purchase up to 1,216,600 shares of our Common Stock in this tender offer at a price of $2.50 per share, net to the seller in cash, without interest;

o if the number of shares tendered is less than 1,216,600, we will purchase all of the shares tendered, and

o if the number of shares tendered is more than 1,216,600, we will purchase shares

      o first from holders of less than 100 shares who tendered all of their shares, and

      o then, on a pro rata basis from all other shareholders who tendered shares.

If you want to tender your shares in our offer, you should:

o  specify the number of shares you want to tender, and

o follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to submit your shares.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, AS DISCUSSED IN
SECTION 13.

We reserve the right to increase the number of shares we purchase by an amount which does not exceed 2% of the outstanding shares of our Common Stock as of June 29, 2001.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

This document contains or incorporates important information about our offer. We urge you to read it in its entirety and refer to the information incorporated by reference.

THE DATE OF THIS OFFER TO PURCHASE IS JULY 2, 2001.

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you,

o if you hold certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for this offer, or

o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in
SECTION 3.

If you want to tender your shares but:

o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

o  you cannot comply with the procedure for book-entry transfer, or

o your other required documents cannot be delivered to the depositary before the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in SECTION 3.

TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER.

If you have any questions or need assistance, you should contact American Stock Transfer & Trust Company, the information agent for our offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. American Stock Transfer & Trust Company may be reached at:

          AMERICAN STOCK TRANSFER & TRUST COMPANY
          59 MAIDEN LANE
          NEW YORK, NY 10038
          PHONE: (877) 777-0800 x 6820 OR (718) 921-8200 x 6820
                 IF CALLING FROM NEW YORK CITY

                               SUMMARY TERM SHEET

This summary highlights the most material terms of our tender offer. You should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document and the Letter of Transmittal. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections in this document where you will find a more complete discussion of the item referenced. A table of contents immediately follows this summary.

WHO IS OFFERING TO PURCHASE MY SHARES?          Fashionmall is offering to purchase up to 1,216,600 shares of our outstanding Common
                                                Stock. SEE SECTION 1.

WHAT IS THE PURCHASE PRICE?                     The purchase price for our offer is $2.50 per share.

HOW AND WHEN WILL I BE PAID?                    If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, as soon as is practicable after the expiration of the offer period and the acceptance of the shares for payment. SEE SECTION 4.

HOW MANY SHARES WILL FASHIONMALL PURCHASE IN    We will purchase up to 1,216,600 shares of our outstanding Common Stock in our
ALL?                                            offer, or approximately 16.9% of our outstanding Common Stock. We reserve the right to purchase additional shares up to 2% of the outstanding shares of Common Stock, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered.

IF I TENDER MY SHARES, HOW MANY OF MY SHARES    All of the shares that you tender in our offer may not be purchased. If more than
WILL FASHIONMALL PURCHASE?                      1,216,600 shares are tendered, we will purchase shares based on the following order of priority:

                                                o First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares.

                                                o Second, we will purchase shares from all other shareholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in SECTION 5. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

                                                o Finally, if necessary to permit us to purchase 1,216,600 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date may be selected by random lot in accordance with SECTION 5. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all of their shares.

                                                As noted above, we may also choose to purchase an additional 2% of the outstanding shares of Common Stock, subject to applicable legal rules. SEE SECTION 14.

HOW WILL FASHIONMALL PAY FOR THE SHARES?        We would need a maximum of $3,041,500 to purchase 1,216,600 shares at the price of
                                                $2.50. In addition, we expect to incur fees and expenses in connection with this offer of approximately $100,000. We intend to fund the purchase of shares with working capital.

HOW LONG DO I HAVE TO TENDER MY SHARES TO       You may tender your shares until our offer expires. The offer is scheduled to expire
FASHIONMALL?                                    on July 30, 2001, at 5:00 p.m., New York City time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. SEE SECTIONS 1 AND 14.

HOW WILL I BE NOTIFIED IF FASHIONMALL           If our offer is extended, we will make a public announcement before 9:00 a.m.,
EXTENDS THIS OFFER?                             New York City time, on the first business day after the offer was scheduled to expire. SEE SECTION 14.



WHAT ARE THE CONDITIONS TO FASHIONMALL'S        Our obligation to accept and pay for your tendered shares is conditioned on the
OFFER?                                          satisfaction or waiver of the conditions described in SECTION 13. In addition to customary conditions, these conditions include the following:

                                                (a) We will not be obligated to purchase any shares if, in our good faith reasonable judgment, our purchase of shares in the offer

                                                    o would result in our Common Stock being held of record by fewer than 300 persons, or

                                                    o would result in our Common Stock no longer being traded on the NASDAQ National
                                                Market System, or

                                                    o would otherwise constitute a "going private transaction" for purposes of
                                                Rule 13e-3 of the Securities and Exchange Commission under the Securities Exchange
                                                Act of 1934; and

                                                (b) We will not be required to proceed with the offer if we experience a material adverse change in our business condition or are prohibited from doing so because of legal process, or if a third party proposes, announces or makes a tender or exchange offer, merger, business combination or other similar transaction involving us.

HOW DO I TENDER MY SHARES?                      To tender your shares, you must complete one of the actions described under
                                                "Important Procedures" before the offer expires. You may also contact the information agent or your broker for assistance. The contact information for the information agent appears on the last page of this document. SEE SECTION 3 and the instructions to the Letter of Transmittal.


ONCE I HAVE TENDERED SHARES IN THE OFFER,       If you tender your shares and change your mind, you may withdraw your shares at any
CAN I CHANGE MY MIND?                           time before our offer expires. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after August 27, 2001. SEE SECTION 6. To properly withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the last page of this document. Your notice must specify your name, address and social security number, the number of shares to be withdrawn, and, if the certificates have been delivered or otherwise identified, the certificate number(s) for the shares and the name of the registered holder(s) of the shares. All signatures on the notice of withdrawal must be guaranteed by an eligible guarantor institution if certificates have already been delivered. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in SECTION 3. SEE
                                                SECTION 6.

WHAT DO FASHIONMALL AND ITS BOARD OF            Our board of directors has approved this offer. However, neither we nor our board of
DIRECTORS THINK ABOUT THIS OFFER?               directors nor the information agent is making any recommendation regarding whether you should tender or not tender your shares. You must decide whether to tender your shares. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Directors, officers and affiliates of Fashionmall have indicated to us that they do not intend to tender shares pursuant to this offer.

WHAT IS A RECENT MARKET PRICE OF FASHIONMALL    Our Common Stock is traded on the NASDAQ National Market System under the symbol
COMMON STOCK?                                   "FASH." On June 27, 2001, a date close to the date of this document, the closing per share sales price as reported on NASDAQ was $2.02. WE URGE YOU TO OBTAIN MORE
                                                CURRENT MARKET QUOTATIONS FOR YOUR SHARES. SEE SECTION 8.


WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR     If you are a registered shareholder and tender your shares directly to the
STOCK TRANSFER TAX IF I TENDER MY SHARES TO     depositary, you will not need to pay any brokerage commissions. If you hold shares
FASHIONMALL?                                    through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. Except as otherwise set forth in the
                                                Letter of Transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by Fashionmall. SEE SECTION 1.

WHAT ARE THE UNITED STATES FEDERAL              Generally, you will be subject to United States Federal income taxation when you
INCOME TAX CONSEQUENCES IF I TENDER MY SHARES   receive cash from us in exchange for the shares you tender. The cash you receive
TO FASHIONMALL?                                 will be treated either as:

                                                o a sale or exchange eligible for capital gains treatment; or

                                                o a dividend subject to ordinary income tax.  SEE SECTION 7.

WHAT ARE THE EXPECTED BENEFITS, POTENTIAL       We are making this offer because we believe that, given the current market price of
DISADVANTAGES, OF THE OFFER FOR SHAREHOLDERS?   the shares, the purchase of the shares of Common Stock on the terms and conditions outlined in this offer is an attractive investment for Fashionmall. This offer gives shareholders an opportunity to sell all or part of their investment in our shares on potentially more favorable terms than would otherwise be available immediately prior to the tender offer. The offer will provide an opportunity of cash liquidity to shareholders by allowing them to sell a substantial portion of their stock, while allowing those shareholders who do not wish to sell at the offer price to elect not to do so. Shareholders who choose not to tender their shares will realize a proportionate increase in their relative equity interest in Fashionmall and in our future earnings and assets. We note that the purchase price of $2.50 per share is less than the book value per share of the Common Stock of Fashionmall, which was approximately $4.74 as of March 31, 2001. However, if Fashionmall liquidated and paid the liquidation preference to which the holder of Fashionmall's preferred stock is entitled, the amount of such book value per share available to the holders of
                                                Common Stock would be approximately $3.73 before taking into consideration the costs associated with effecting a liquidation. In addition, in a liquidation of
                                                Fashionmall there may be more cash available to shareholders than is being provided by this offer. Furthermore, we believe we have more cash than is needed to fund our current operations and we are considering how best to use such cash, including, possibly, by making acquisitions, issuing special dividends or finding other options to provide opportunities for liquidity to our shareholders at some time in the future (which could result, individually or in the aggregate, in distributions to shareholders exceeding the amount per share being offered in this offer). Our purchase of shares in the offer will reduce the "public float" in our Common Stock
                                                (the number of shares owned by outside shareholders and available for trading in the securities markets). This could result in lower stock prices or reduced liquidity in the trading market for Common Stock in the future. SEE SECTIONS 2 AND 11.

WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT     You can contact our Information Agent, American Stock Transfer & Trust Company, at
FASHIONMALL'S OFFER?                            (877) 777-0800 x 6820 or (718) 921-8200 x 6820 if calling from New York City, with questions regarding this offer.

                                TABLE OF CONTENTS

Forward Looking Statements...............................................    1

Number of Shares; Priority of Purchases; Odd Lots; Proration.............    2

Purpose of the Offer; Certain Effects of the Offer.......................    3

Procedure for Tendering Shares...........................................    5

Purchase of Shares and Payment of the Purchase Price.....................    7

Conditional Tender of Shares.............................................    7

Withdrawal Rights........................................................    8

Material Federal Income Tax Consequences.................................    8

Share, Trading Price and Dividend........................................    9

Information About Us.....................................................   10

Information about our Directors, Executive Officers and
Controlling Shareholders.................................................   11

Effect of Offer on Market for Shares;
Registration under the 1934 Act; Effect On Market........................   12

Certain Legal Matters General............................................   12

Certain Conditions of this Offer.........................................   13

Cancellation, Extension, Termination and Amendment.......................   14

Fees and Expenses........................................................   15

Source and Amount of Funds...............................................   15

Recent Transactions in Our Shares........................................   15

Miscellaneous............................................................   15

As used in this document, the terms "Fashionmall," "fashionmall.com, Inc.," "we," "our" and "us" refer to fashionmall.com, Inc., a Delaware corporation.

                           Forward-Looking Statements

This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of fashionmall.com, Inc. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties, including those set forth under the heading "Risk Factors" in our Annual Report on Form 10-KSB for the year ended December 31, 2000, as well as those detailed in our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2001 and in our other public filings. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

o The timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control.

o We expect continuing losses from operations, and future profitability remains uncertain. However, we are shrinking our losses, possibly approaching break even, and may even choose, if business continues to erode, to shutter the current operating business and look for other opportunities for our corporation.

o We are experiencing increased customer turnover and derive a substantial percentage of our business from a few customers.

o We are subject to all the risks that affect Internet companies generally, including that increased use of the Internet as an advertising medium may have a material adverse effect on our results of operations.

o Online advertising as a sector has suffered a significant decline of late and there is no certainty that our current business model will be able to survive, nor is there any assurance that we will be able to shift our business model or find other businesses to enter which will create future growth and profitability.

All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                               FASHIONMALL'S OFFER

SECTION 1.  NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION

GENERAL. On the terms and subject to the conditions of our offer, as set forth in this document and the related Letter of Transmittal, we are offering to purchase up to 1,216,600 shares of our Common Stock for a purchase price of $2.50 per share, net to the seller in cash, without interest, the "Purchase Price."

The term "expiration date" means 5:00 p.m., New York City time, on July 30, 2001, unless and until we, in our sole discretion, extend the period of time for which our offer will remain open. If extended by us, the term "expiration date" means the latest time and date at which our offer, as extended, expires. SEE
SECTION 14 for a description of our right to extend, cancel, terminate or amend our offer.

Shares properly tendered and not withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of our offer, including the odd lot, proration and conditional tender provisions described below. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding Common Stock, without amending or extending our offer. SEE SECTION 14.

All shares tendered and not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

Tendering shareholders will not be obligated to pay any charges or expenses of American Stock Transfer & Trust Company, the depositary for our offer (the "depositary"), or any brokerage commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by Fashionmall.

This document and the related Letter of Transmittal will be mailed to record holders of shares of our Common Stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of our Common Stock.

PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of our offer, if 1,216,600 or fewer shares are properly tendered and not properly withdrawn, we will purchase all properly tendered shares at the Purchase Price.

Upon the terms and subject to the conditions of our offer, if more than 1,216,600 shares are validly tendered and not withdrawn, we will purchase such validly tendered shares in the following order of priority:

o First, we will purchase shares properly tendered and not properly withdrawn from any "odd lot" holder (as defined below) who

          o tenders all the shares owned (beneficially or of record) by the odd lot holder; and

          o completes thesection entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

o Second, after the purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in
          SECTION 5, we will purchase shares from all other shareholders who properly tender shares, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

o Finally, if necessary to permit us to purchase 1,216,600 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with SECTION 5. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all of their shares.

ODD LOT HOLDERS. For purposes of our offer, the term "odd lot holder" means any person who owns, beneficially or of record, a total of fewer than 100 shares. As set forth above, shares of odd lot holders will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder and must so indicate in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. This preference is not available to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

PRORATION. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by such shareholder to the total number of shares tendered by all shareholders (other than odd lot holders), subject to the conditional tender provisions described in SECTION 5. This ratio will be applied to shareholders tendering shares to determine the number of shares (rounded up to the nearest whole share) that will be purchased from each such shareholder pursuant to our offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in SECTION 3, and because of the odd lot procedures described above and the conditional tender procedures described in
SECTION 5, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in SECTION 7, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in SECTION 5 in order to structure their tender for federal income tax reasons.

SECTION 2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

On August 11, 2000, our Board of Directors approved our repurchase of up to 1,000,000 shares of our Common Stock. From the approval of that share buyback to June 11, 2001, we have repurchased approximately 284,000 shares of our Common Stock in open market transactions and remain significantly short of our initial buyback goal. Restrictions on company buybacks and the relatively thin trading volume of our stock have limited the quantity of shares we have been able to purchase during portions of the buyback period. On June 11, 2001 our board of directors approved this offer.

PURPOSE OF THE OFFER. We are making this offer because our board of directors believes that, given our business, assets and prospects and the current market price of the shares, the purchase of the shares pursuant to the offer is an attractive investment for Fashionmall. We have sufficient resources, in available cash, to fund the amount required to purchase shares under the offer and pay related expenses.

In addition, we believe the offer may be attractive from the perspective of our shareholders:

o The offer provides shareholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares pursuant to the offer for cash without the usual transaction costs associated with market sales.

o Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to Fashionmall, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

o The offer also may give shareholders the opportunity to sell their shares at the Purchase Price which may be greater than market prices prevailing immediately prior to the announcement of the offer.

o The offer will provide an opportunity of cash liquidity to shareholders by allowing them to sell a substantial portion of their stock, while allowing those shareholders who do not wish to sell at the offer price to elect not to do so.

o To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.

o This offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in Fashionmall. Shareholders who determine not to accept the offer will increase their proportionate interest in Fashionmall's equity, and thus in Fashionmall's future operations and assets, subject to Fashionmall's right to issue additional shares and other equity securities in the future.

The offer also presents some potential risks and disadvantages to Fashionmall and our continuing shareholders.

o The offer will result in a decrease in the amount of cash held by Fashionmall. While Fashionmall believes it has excess cash given its current operations, it is considering other strategies, including the possibility of making acquisitions, which could turn out to be beneficial to shareholders. SEE SECTION 9.

o The offer will reduce the "public float" (the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for Common Stock in the future.

o The purchase price of $2.50 per share is less than the book value per share of the Common Stock of Fashionmall, which was approximately $4.74 as of March 31, 2001. However, if Fashionmall liquidated and paid the liquidation preference to which the holder of Fashionmall's preferred stock is entitled, the amount of such book value per share available to the holders of Common Stock would be approximately $3.73 before giving effect to any costs associated with a liquidation of the corporation and all of its assets. In addition, in a liquidation of Fashionmall there may be more cash available to shareholders than is being provided by this offer.

o The purchase price of $2.50 per share is less than the amount offered by various third parties to purchase Fashionmall recently (though no formal tender offers were made by such parties). It should be noted, however, that Fashionmall's Board of Directors rejected all such offers.

o Fashionmall is considering a variety of strategies, and, while there can be no assurance that we will find a suitable opportunity, Fashionmall may, at its option, enter into a merger transaction, make acquisitions, sell assets, issue special dividends (which could, individually or in the aggregate, exceed the amount per share being offered in our offer) or find other options to provide opportunities for liquidity to our shareholders at some time in the future.

o Our Chief Executive Officer, Benjamin Narasin, currently holds in excess of 50% of the outstanding shares of our Common Stock. Following this offer, Mr. Narasin's percentage ownership of our Common Stock will likely increase, which could make an acquisition of Fashionmall by a third party difficult.

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of our board of directors. Future purchases by us may be on the same terms or on terms that are more or less favorable to the shareholders than the terms of our offer. Rule 13e-4 promulgated under the 1934 Act prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration date. Any possible future purchases by us will depend on many factors, including market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

Shareholders who do not tender their shares pursuant to our offer and shareholders who otherwise retain an equity interest in Fashionmall (including as a result of a partial tender of their shares, or a proration pursuant to the offer or a conditional tender the condition for which was not satisfied) will continue to be shareholders of Fashionmall with the attendant risks and rewards associated with owning the equity securities of Fashionmall.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER A SHAREHOLDER SHOULD TENDER OR REFRAIN FROM TENDERING HIS OR HER SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. DIRECTORS, OFFICERS AND AFFILIATES OF FASHIONMALL HAVE INDICATED TO US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THIS OFFER.
SECTION 10 PROVIDES INFORMATION ABOUT THEIR CURRENT SHARE OWNERSHIP.

USE OF SHARES ACQUIRED. The shares we purchase pursuant to this offer will become treasury stock and will be available for issuance by Fashionmall in the future without further shareholder action (except as may be required by applicable law or the rules applicable to companies with shares traded on the NASDAQ National Market System or any other securities exchange on which the shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans. We do not currently issue shares under any compensatory and benefit plans other than our stock option plan, and we currently have no plans for the issuance of shares purchased pursuant to our offer.

SECTION 3.  PROCEDURE FOR TENDERING SHARES

To tender shares pursuant to our offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered shares and any other required documents, must be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date of the offer. The method of delivery of all required documents is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

In the Letter of Transmittal, the tendering shareholder must: (i) set forth his name and address; (ii) set forth the number of shares he is tendering; and (iii) set forth the number of the stock certificate(s) representing such shares.

In cases where shares are tendered by a registered holder of Fashionmall Common Stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, all signatures on the letters of transmittal must be guaranteed by an "Eligible Institution." An "Eligible Institution" is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

A tender of shares pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering shareholder and Fashionmall upon the terms and subject to the conditions of our offer.

THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares at The Depository Trust Company ("DTC") for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in DTC's system may make book-entry delivery of shares by causing DTC to transfer such shares into the depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an Agent's Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal(or other required documentation) to DTC does not constitute delivery to the depositary.

GUARANTEED DELIVERY. If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

o         the tender is made by or through an Eligible Institution;

o the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

o the depositary receives, within three NASDAQ National Market System trading days after the date of its receipt of the notice of guaranteed delivery,

          o the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

          o a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

In any event, the exchange of the Purchase Price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

To avoid backup federal income tax withholding with respect to the Purchase Price received by a shareholder pursuant to our offer, the shareholder must provide the depositary with a correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the Letter of Transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

o         the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering:

o has a "net long position" equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% (30.5% effective August 7, 2001) of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 9 of the Letter of Transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX, CURRENTLY EQUAL TO 31% (30.5% EFFECTIVE AUGUST 7, 2001) OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering shareholders, SEE SECTION 7.

SECTION 4.  PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE

ACCEPTANCE. Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

o         pay for shares properly tendered and not properly withdrawn, and

o accept for payment, pay for and thereby purchase, shares properly tendered and not properly withdrawn. The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if and when we give oral or written notice to the depositary of our acceptance of the tenders of such shares (the "Acceptance Notice").

Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 1,216,600 shares, subject to increase or decrease as provided in SECTIONS 1 and 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at the Purchase Price of $2.50.

DEPOSITARY. Delivery of the aggregate Purchase Price in exchange for shares pursuant to our offer will be made by the depositary as soon as practicable after receipt of the Acceptance Notice. The depositary will act as agent for tendering shareholders for the purpose of receiving the Purchase Price from us and remitting the same to tendering shareholders. Under no circumstances will we pay interest by reason of any delay in making such payment.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 31% (30.5% EFFECTIVE AUGUST 7, 2001) OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE SECTION 3. ALSO SEE SECTION 7 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

RETURN OF CERTIFICATES. If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, certificates for such unpurchased shares will be returned to the tendering shareholder by the depositary as soon as practicable following consummation, cancellation or termination of our offer.

SECTION 5.  CONDITIONAL TENDER OF SHARES

Under the circumstances described above in SECTION 1, we may prorate the number of shares purchased pursuant to our offer. Shareholders may wish to tender their shares, but only on the condition that all or some other minimum number of their shares are purchased. In addition, as discussed in SECTION 7, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender and how many shares to tender. The conditional tender alternative allows a shareholder to tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal - which may be all of the shares tendered - must be purchased if any of the shareholder's tendered shares are purchased. The conditional tender alternative is made available so that a shareholder may: (i) know with certainty the number of his shares, if any, which will be purchased pursuant to our offer (provided his shares are properly tendered and the condition of his tender is otherwise satisfied); or (ii) seek to structure the purchase of shares pursuant to our offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tenders" in the Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery. You also must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 1,216,600 shares have been properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,216,600, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,216,600 shares. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the EXPIRATION DATE without any expense to the shareholder.

SECTION 6.  WITHDRAWAL RIGHTS

Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the EXPIRATION DATE. In addition, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after August 27, 2001. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the Expiration Date by the depositary at its address set forth on the last page of this document and must specify the name of the person having tendered the shares to be withdrawn and the number of shares to be withdrawn, and, if certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depositary.

If certificates have already been delivered, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (i.e., a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended) unless such shares have been tendered for the account of any Eligible Institution.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered by following one of the procedures described under SECTION 3 at any time prior to the expiration date.

SECTION 7.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences to holders of shares relevant to our offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold shares as a position in a straddle or as a part of a hedging or conversion transaction, and persons who acquired shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the discussion of the consequences of an exchange of shares for cash pursuant to our offer applies only to a United States holder. For purposes of this summary, a "United States holder" is a holder of shares that is: (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The summary does not address the state, local or foreign tax consequences of participating in our offer. Each shareholder should consult its own tax advisor concerning the decision to participate in our offer as well as the specific tax consequences (foreign, federal, state and local) applicable to it.

An exchange of shares for cash pursuant to our offer by a United States holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from Fashionmall, with the tax consequences described below.

Under the Code, a United States holder whose shares are exchanged for cash pursuant to our offer will be treated as having sold such holder's shares, rather than as having received a dividend, if the exchange: (i) results in a "complete termination" of such holder's equity interest in Fashionmall; (ii) is "substantially disproportionate" with respect to such holder; or (iii) is "not essentially equivalent to a dividend" with respect to the holder. For purposes of this analysis, in addition to shares actually owned by a United States holder, such holder will be deemed to constructively own certain shares. For purposes of these constructive ownership rules, a holder is deemed to constructively own shares which are owned by other persons, such as certain family members, certain trusts or other entities. Because the constructive ownership rules are complex, each United States holder should consult its own tax advisor as to the applicability of these rules.

If a United States holder sells shares to persons other than Fashionmall at or about the time such holder also sells shares to Fashionmall pursuant to our offer and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in Fashionmall, then the sales to persons other than Fashionmall may, for U.S. federal income tax purposes, be integrated with the holder's sale of shares pursuant to our offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

A United States holder will satisfy the "complete termination" test if either
(1) all of the shares actually and constructively owned by such holder are exchanged for cash pursuant to our offer, or (2) all of the shares actually owned by such holder are exchanged for cash pursuant to our offer and, with respect to the shares constructively owned by such holder which are not exchanged pursuant to the offer, such holder is eligible to waive (and effectively waives) constructive ownership of all such shares. Holders considering making such a waiver should do so in consultation with their own tax advisors.

A United States holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns, actually or constructively, less than 50% of the total combined voting power of all classes of stock of Fashionmall entitled to vote and such holder's percentage interest in Fashionmall (i.e., the number of voting shares actually and constructively owned by such holder divided by the number of voting shares outstanding) is less than 80% of such holder's percentage interest in such voting shares in Fashionmall prior to the exchange.

A United States holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in Fashionmall, as described above, constitutes a "meaningful reduction of the holder's proportionate interest" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's stock ownership percentage.

Fashionmall cannot predict whether or to what extent our offer will be oversubscribed. If our offer is oversubscribed, proration of tenders pursuant to our offer will cause Fashionmall to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to our offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. A holder may wish to condition his tender on a minimum number of shares being redeemed as described in SECTION 5 above, so that none of such holder's shares are redeemed unless Fashionmall accepts a sufficient number of his shares so that he satisfies one or more of the tests described above. While such a conditional tender may ensure that a redemption of a holder's shares would be treated as an exchange for federal income tax purposes, a conditional tender may result in no shares being accepted by Fashionmall. In determining the minimum number of shares to be accepted for purchase in such a conditional tender, a holder should take into account shares constructively owned by the holder pursuant to the rules discussed above. Shareholders considering a conditional tender due to the foregoing reasons are urged to consult with their tax advisors regarding the relative advantages and disadvantages of such a tender.

If a United States holder's sale of its shares satisfies one of the tests described above, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares sold. Any capital gain or loss so recognized generally will constitute long-term capital gain or loss if the holding period for the holder's shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, such long-term capital gain or loss generally will be taxed at a maximum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by a taxpayer other than a corporation only to the extent of capital gains plus $3,000 of ordinary income per year.

If a United States holder who sells shares pursuant to our offer does not meet one of the tests described above and, thus, is not treated as having exchanged such holder's shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of Fashionmall's current and accumulated earnings and profits. Fashionmall does not anticipate its current and accumulated earnings and profits will be sufficient to cover the amounts of any such dividend. Therefore, Fashionmall believes no gain or loss will be recognized by such holders. As to an exchange which is treated as a dividend, a United States holder's tax basis in the shares sold generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received, if any, in exchange for shares is treated as a dividend to a corporate United States holder, such holder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States holder exceeds Fashionmall's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the shares and thereafter as capital gain.

Shareholders whose shares are not purchased pursuant to the offer will not incur any tax liability as a result of the consummation of our offer.

FASHIONMALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

SECTION 8.  SHARE, TRADING PRICE AND DIVIDEND INFORMATION

SHARES OUTSTANDING. On May 21, 1999, we completed our initial public offering of 3,000,000 shares of Common Stock at a per share price of $13, resulting in net proceeds, after related expenses, to Fashionmall of approximately $35,000,000. As of June 29, 2001, we had outstanding 7,216,600 shares of Common Stock, $.01 par value. The 1,216,600 shares of Common Stock that we are offering to purchase represent approximately 16.9% of our issued and outstanding Common Stock as of June 29, 2001. Assuming that we purchase all 1,216,600 shares of Common Stock that we are offering to purchase, the number of our issued and outstanding shares of Common Stock would be reduced to 6,000,000 shares immediately after the offer.

SHARE PRICES. Our Common Stock is traded on the NASDAQ National Market System under the symbol "FASH." The following table shows the high and low bid prices for our Common Stock for each quarter since December 31, 1998. No dividends have been paid on the Common Stock during the past two years.

         YEAR
           QUARTER                 LOW                  HIGH
           -------                 ---                  ----

         2001
           1st Quarter             $1.406             $4.750

         2000
           1st Quarter             $3.188             $5.750
           2nd Quarter             $2.000             $3.750
           3rd Quarter             $1.750             $2.625
           4th Quarter             $1.250             $5.000

         1999
           1st Quarter                n/a                n/a
           2nd Quarter             $6.375            $15.875
           3rd Quarter             $5.000            $12.250
           4th Quarter             $4.188             $8.250

On June 27, 2001, a date close to the date of this document, the last per share sale price of Fashionmall Common Stock as reported on the NASDAQ National Market System was $2.02. WE URGE YOU TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF OUR COMMON STOCK.

Since August 11, 2000, we have repurchased approximately 284,000 shares of our Common Stock with prices ranging from $1.43 to $2.20 in open market transactions. To our knowledge, other than the purchases of our Common Stock by Benjamin Narasin described in SECTION 10, there have been no transactions in our Common Stock by any of our directors, executive officers or controlling shareholders or by any executive officer or director of any of our subsidiaries within the 60 day period preceding the date of this document.

SECTION 9.  INFORMATION ABOUT US

GENERAL. Fashionmall was founded in 1994, launched its first website in July 1995, and was incorporated on February 26, 1999. In connection with Fashionmall's initial public offering completed on May 21, 1999, Internet Fashion Mall, LLC, a limited liability company, changed its name to fashionmall.com, Inc. Fashionmall operates multiple Internet properties within the fashion lifestyle segment and generates revenues from these properties by charging fees for the placement of either a store, links, advertising, content or other materials on the sites. Fashionmall's properties include www.fashionmall.com, a general fashion mall, www.outletmall.com, an online outlet mall, and www.boo.com, a global style guide for the Web. Fashionmall's clients, which typically pay a fixed or variable fee for site placements tied to the location and or amount of traffic they are exposed to, include traditional and on-line retailers and catalogs as well as manufacturers, magazines, and advertisers who desire to tap into our consumer traffic.

WHERE YOU CAN FIND ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

PLANS OR PROPOSALS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

o any extraordinary transaction (such as a merger, reorganization or liquidation) involving Fashionmall or any of its subsidiaries;

o any purchase, sale or transfer of a material amount of the assets of Fashionmall or any of its subsidiaries;

o any material change in the present dividend rate or policy, or indebtedness or capitalization of, Fashionmall;

o any change in the present board of directors or management of Fashionmall (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);

o any other material change in Fashionmall's corporate structure or business;

o Fashionmall's Common Stock ceasing to be authorized to be traded on the NASDAQ National Market System;

o Fashionmall's Common Stock becoming eligible for termination of registration under Section 12(g)(4) of the 1934 Act;

o         the suspension of Fashionmall's obligation to file reports under
          Section 15(d) of the 1934 Act;

o the acquisition by any person of additional securities of Fashionmall, or the disposition of securities of Fashionmall; or

o any changes in Fashionmall's articles of incorporation or bylaws or other actions that could impede the acquisition of control of Fashionmall.

We should note that we believe we have more cash than is needed to fund our current operations and we are considering how best to use such cash, including, possibly, by making acquisitions, issuing special dividends (which could, individually or in the aggregate, exceed the amount per share being offered in our offer) or finding other options to provide opportunities for liquidity to our shareholders at some time in the future. Notwithstanding the foregoing, we expect continuing losses from operations and future profitability remains uncertain. If business continues to erode, we may choose to shutter the current operating business and/or look for other opportunities for our corporation, which may include, without limitation, entering into a new line of business or engaging in a merger transaction or a sale of assets.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS. Except for outstanding options or warrants to purchase shares of our Common Stock and the agreements governing Fashionmall's preferred stock, and except as otherwise described herein, Fashionmall is not aware of any agreement, arrangement or understanding, whether or not legally enforceable, between Fashionmall (or any executive officer or director of Fashionmall) and any other person with respect to any securities of Fashionmall.

SECTION 10.  INFORMATION ABOUT OUR DIRECTORS, EXECUTIVE OFFICERS
AND CONTROLLING SHAREHOLDERS

As of June 29, 2001, our executive officers were:

         Benjamin Narasin          Chief Executive Officer,
                                     President and Chairman of the Board
         Barry Scheckner           Acting Chief Financial Officer
         Ronald Forehand           Chief Operating Officer
         Anne-Marie Forehand       Executive Vice President

As of June 29, 2001, our directors were:

         Benjamin Narasin
         Richard C. Marcus
         Jerome A. Chazen
         Robert S. Taubman

SECURITIES OWNERSHIP. The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 29, 20001 for each of our executive officers and directors and all of our directors and executive officers as a group. The business address of each director and executive officer is 575 Madison Avenue, New York, New York 10022, unless otherwise set forth below.

Name of                             Amount and Nature of            Percent
Beneficial Owner                    Beneficial Ownership            of Class
----------------------              --------------------            --------

Benjamin Narasin(1).................3,768,655 shares                51.5%
Robert S. Taubman (2)...............12,700 shares                    0.2%
Jerome Chazen (3)...................486,174 shares                   6.5%
Richard Marcus (4)..................20,000 shares                    0.3%
Executive Officers and Directors (5)
   as a group (seven persons).......4,287,529 shares                56.4%

------------------------
NOTES:

(1) Includes 427,500 shares owned by Grant Narasin, the minor son of Mr. Narasin, 427,500 shares owned by Electa Narasin, the minor daughter of Mr. Narasin, and 100,000 shares of common stock underlying options. Mr. Narasin has voting power over Grant and Electa Narasin's shares until April 9, 2018 and September 9, 2020, respectively.

(2) Includes 10,000 shares of common stock underlying options, and 2,700 shares of common stock owned by Mr. Taubman's wife. The address of Robert S. Taubman is 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48303-0200.

(3) FM/CCP, Inc., the Manager of FM/CCP Investment Partners, LLC, is wholly-owned by Mr. Chazen, and certain affiliates of Mr. Chazen are members of FM/CCP Investment Partners, LLC. FM/CCP, Inc. and/or Mr. Chazen may be deemed the beneficial owner of securities owned by FM/CCP Investment Partners, LLC. Mr. Chazen disclaims such beneficial ownership. FM/CCP Investment Partners, LLC's ownership includes 95,000 shares underlying warrants and does not include up to 12,500 shares issuable pursuant to certain anti-dilution provisions upon exercise of such warrants and the options owned by Mr. Chazen referred to below. The amount shown as owned by Mr. Chazen includes common stock beneficially owned by FM/CCP and 166,174 shares underlying options. The address of FM/CCP Investment Partners, LLC and Jerome Chazen is 767 Fifth Avenue, New York, New York 10153.

(4) Includes 20,000 shares of common stock underlying options.

(5) See footnotes (1), (2), (3) and (4) above.

To our knowledge, except as set forth below, none of our directors, executive officers or controlling shareholders has engaged in any transaction within the past sixty days with respect to any of our securities except in connection with our stock compensation plans.

From April 20, 2001 to May 7, 2001, Benjamin Narasin purchased an aggregate of 105,680 shares of our Common Stock on the open market at prices ranging from $1.55 to $2.30 per share and, on May 3, 2001, Mr. Narasin purchased an aggregate of 134,875 shares of our Common Stock from non-affiliates of Fashionmall in privately negotiated transactions at a price of $2.50 per share, each as more fully described in Amendment No. 1 to Schedule 13D, filed by Mr. Narasin with the Securities and Exchange Commission on May 8, 2001.

We have been advised by our officers, directors and affiliates that they do not intend to tender any shares of Common Stock pursuant to this offer.

SECTION 11.  EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION
UNDER THE 1934 ACT; EFFECT ON MARKET.

As of June 29, 2001, there were 7,216,600 shares of Common Stock outstanding. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of Fashionmall Common Stock. Nonetheless, we believe that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the published guidelines of the NASDAQ National Market System, we do not believe that our purchase of shares pursuant to our offer will cause our remaining shares of Common Stock to be delisted from the NASDAQ National Market System. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result our the Common Stock being delisted from the NASDAQ National Market System.

MARGIN SECURITIES. The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be "margin securities" for purpose of the Federal Reserve Board's margin regulations.

REGISTRATION UNDER THE 1934 ACT. The shares are registered under the 1934 Act, which requires, among other things, that Fashionmall furnish certain information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of Fashionmall's shareholders. Fashionmall believes that its purchase of shares pursuant to our offer will not result in the shares becoming eligible for deregistration or not subject to the reporting obligations under the 1934 Act. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result in the Common Stock being held of record by fewer than 300 persons.

SECTION 12.  CERTAIN LEGAL MATTERS GENERAL.

We are not aware of any license or regulatory permit which appears to be material to our business and which is likely to be adversely affected by our acquisition of shares pursuant to our offer or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. We expressly reserve the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of our offer.

There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Fashionmall or to its business in the event of adverse regulatory action or inaction.

SECTION 13.  CERTAIN CONDITIONS OF THIS OFFER

OFFER SUBJECT TO CONDITIONS. Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

AVOIDANCE OF RULE 13e-3 TRANSACTION CONDITION. Fashionmall may amend or terminate our offer, and shall not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities and Exchange Commission, that is,

o if our purchase of shares pursuant to this offer would result in our Common Stock being held of record by fewer than 300 persons; or

o if our purchase of shares pursuant to this offer would result in our Common Stock no longer being authorized for trading on the NASDAQ National Market System.

The Avoidance of Rule 13e-3 Transaction Condition is a nonwaivable condition to our offer.

NO LEGAL PROHIBITION CONDITION. Fashionmall will not be obligated to close our offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer (the "No Legal Prohibition Condition"). As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to Fashionmall's knowledge has any of the foregoing been threatened. However, Fashionmall can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, the No Legal Prohibition Condition is a nonwaivable condition to our offer.

MATERIAL ADVERSE CHANGE CONDITION. Fashionmall will not be obligated to close our offer if, after the date of this document, there has occurred: (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (iii) the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of Fashionmall might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of Fashionmall a material adverse effect on the business, condition (financial or otherwise), operations or prospects of Fashionmall and its subsidiaries, taken as a whole, or on the trading in the shares; (vi) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof; (vii) any decline in the Dow Jones Industrial Average or the S&P 500 Composite Index or the NASDAQ National Market Composite Index by an amount in excess of 10% measured from the close of business on June 29, 2001; or (viii) any change in the business, condition (financial or otherwise), operations or prospects of Fashionmall and its subsidiaries, taken as a whole which, in the sole judgment of Fashionmall, is or may be materially adverse to Fashionmall and its subsidiaries taken as a whole (the "Material Adverse Change Condition"). Fashionmall is not aware of any of these events having occurred. In any event, Fashionmall reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the expiration date the Material Adverse Change Condition.

NO COMPETING OFFER CONDITION. Fashionmall will not be obligated to close our offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger or acquisition proposal for Fashionmall has been proposed, announced or made by another person or Fashionmall has learned that: (i) any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document); or (ii) any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or (iii) any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, reflecting an intent to acquire Fashionmall or any of the shares (the "No Competing Offer Condition"). Fashionmall is not aware of any such event having occurred. In any event, Fashionmall reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend prior to the expiration date the No Competing Offer Condition.

WAIVER OF CONDITIONS. Fashionmall reserves the absolute right, prior to the expiration date, to waive these conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition, which conditions are not waivable). Waiver or amendment of any of these conditions may require an extension of the expiration date and our offer.

EFFECT OF FAILING TO SATISFY CONDITIONS. If any of the conditions have not been satisfied or waived by the expiration date, we may elect either to: (i) extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares; (ii) waive the conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto, if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or (iii) terminate our offer and purchase none of the shares and return all tendered shares. Fashionmall will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

TENDERING OF SHARES BY OFFICERS AND DIRECTORS OF FASHIONMALL. We have been advised by our officers, directors and affiliates that they do not intend to tender any shares of Common Stock pursuant to this offer.

SECTION 14.  CANCELLATION, EXTENSION, TERMINATION AND AMENDMENT

We expressly reserve the right to cancel our offer if any of the conditions to our offer are not satisfied by the time the offer period expires. Those shareholders who tendered shares to Fashionmall, prior to the expiration date, will receive prompt return of their share certificates and other related documentation from the depositary as soon as practicable following the cancellation of our offer.

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in SECTION 13 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we take any of the following actions:

o         increase or decrease the price to be paid for the shares,

o increase the number of shares being sought in our offer by more than 2% of our outstanding Common Stock, or

o decrease the number of shares being sought in our offer, and our offer is scheduled to expire within 10 business days from the date notice of such increase or decrease is first published, sent or given to security holders in the manner specified in this SECTION 14, then our offer will be extended until the expiration of such period of 10 business days.

Fashionmall also reserves the right to delay acceptance for purchase of, or purchase of, any shares pursuant to our offer, regardless of whether such shares were theretofore accepted for purchase, and to amend or terminate our offer and not accept for purchase or purchase any shares not theretofore accepted for purchase, or purchased, upon the failure of any of the conditions of our offer to be satisfied or waived on or before the expiration date.

Any cancellation, extension, termination, amendment or delay of our offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make such public announcement, we will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to Business Wire, Dow Jones News Service or another comparable news service. If, prior to the expiration date, we increase the Purchase Price offered to holders of Fashionmall Common Stock, such increase will be applicable to all holders whose shares are accepted for purchase pursuant to our offer and if, at the time notice of such increase is first published, sent or given to holders of Fashionmall Common Stock, our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, our offer will be extended until the expiration of such period of ten business days. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

SECTION 15.  FEES AND EXPENSES

Fashionmall has retained American Stock Transfer & Trust Company to act as the Depositary and Information Agent in connection with our offer. American Stock Transfer & Trust Company may contact shareholders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. American Stock Transfer & Trust Company will receive reasonable and customary compensation for its services in connection with our offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by Fashionmall against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. Brokers, dealers, commercials banks and trust companies will be reimbursed by Fashionmall for customary mailing and handling expenses incurred by them in forwarding material to their customers.

SECTION 16.  SOURCE AND AMOUNT OF FUNDS

The amount of funds required to purchase the maximum number of shares pursuant to our offer is $3,041,500 . We expect the fees and expenses applicable to our offer to be approximately an additional $100,000. All of the funds necessary to pay such amounts will be provided from available cash and cash equivalents. As of March 31, 2001, Fashionmall had approximately $27,827,000 of cash and cash equivalents on its balance sheet.

SECTION 17.  RECENT TRANSACTIONS IN OUR SHARES

Since August 11, 2000, we have repurchased approximately 284,000 shares of our Common Stock with prices ranging from $1.43 to $2.20 in open market transactions. To our knowledge, other than the purchases of our Common Stock by Benjamin Narasin described in SECTION 10, there have been no transactions in our Common Stock by any of our directors, executive officers or controlling shareholders or by any executive officer or director of any of our subsidiaries within the 60 day period preceding the date of this document.

SECTION 18.  MISCELLANEOUS

NO PERSON HAS BEEN DIRECTLY OR INDIRECTLY EMPLOYED OR RETAINED BY, OR IS TO BE COMPENSATED BY, FASHIONMALL TO MAKE SOLICITATIONS OR RECOMMENDATIONS IN CONNECTION WITH OUR OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT OUR OFFER THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED, OR INCORPORATED, IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OUR OFFER TO PURCHASE SHARES OF COMMON STOCK IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THIS TYPE OF OFFER, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Fashionmall is not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If Fashionmall becomes aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, Fashionmall will make a good faith effort to comply with such law. If, after such good faith effort, Fashionmall cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

                        THE DEPOSITARY FOR OUR OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY.


                      BY MAIL, HAND OR OVERNIGHT DELIVERY:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 59 MAIDEN LANE
                               NEW YORK, NY 10038

                           BY FACSIMILE TRANSMISSION:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                            FACSIMILE: (718) 234-5001

                              CONFIRM BY TELEPHONE:

                 (877) 777-0800 X 6820 OR (718) 921-8200 X 6820
                         IF CALLING FROM NEW YORK CITY



                     THE INFORMATION AGENT FOR THE OFFER IS:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 59 MAIDEN LANE
                               NEW YORK, NY 10038
             PHONE: (877) 777-0800 X 6820 OR (718) 921-8200 X 6820
                         IF CALLING FROM NEW YORK CITY
                            E-MAIL: INFO@AMSTOCK.COM



   ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE. REQUESTS FOR ADDITIONAL
      COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY BE DIRECTED TO THE INFORMATION AGENT.